Exhibit 10.18
AMENDED AND RESTATED
SYNOVUS FINANCIAL CORP.
DEFERRED COMPENSATION PLAN
PLAN DOCUMENT

I. INTRODUCTION
A.	Purpose of Plan. The Employer has adopted the Plan set forth herein to provide benefits in excess of those that may be accrued under the Employer’s qualified retirement plans as a result of the limitations of Code section 401(a)(17) and 415 as a means by which certain designated employees may elect to defer designated portions of their Compensation, or in the discretion of the Employer, receive additional amounts of deferred compensation in the form of Discretionary Credits.

B.	Status of Plan. To the extent the Plan provides benefits in excess of the limitations of Code section 415, the Plan is intended to be an “excess benefit plan” within the meaning of sections 3(36) and 4(6) of ERISA, and to the extent the Plan provides other benefits, the Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), 401(a)(1), and 4021(b)(6) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.
II. DEFINITIONS
Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

A.	“Account” means, for each Participant, the account established for his or her benefit under the Plan.

B.	“Cause” means:
1.	the Participant’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude;

2.	the Participant’s dishonesty with respect to the Employer or any affiliate; or

3.	the Participant’s willful failure to perform, or material negligence in the performance of, the Participant’s duties and responsibilities with respect to the Employer.
C.	“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

D.	“Compensation” means, with respect to a Participant, his or her base salary, including any bonuses, overtime, commissions and incentives.

E.	“Disability” means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Plan Administrator.

F.	“Discretionary Credit” means an amount credited to a Participant’s Account by the Employer in accordance with Section IV.B.

G.	“Effective Date” means January 1, 2002.

H.	“Elective Deferral” means the portion of Compensation which is deferred by a Participant under Section IV.A.

I.	“Eligible Employee” means each individual selected by the Plan Administrator for eligibility from among the group of highly compensated or managerial employees of the Employer.

J.	“Employer” means Synovus Financial Corp. and any of its affiliates.

K.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

L.	“Participant” means any individual who participates in the Plan in accordance with Article III.

M.	“Plan” means the Synovus Financial Corp. Deferred Compensation Plan and as set forth herein and all subsequent amendments hereto.

N.	“Plan Administrator” means the Employer, or the person, persons or entity otherwise designated by the Employer to administer the Plan.

O.	“Plan Year” means the calendar year, except that the initial plan year may be a period of less than 12 months’ duration beginning on the Effective Date.

P.	“Valuation Date” means the last business day of each quarter.

Q.	“Vested” means the nonforfeitable right to a portion of the Participant’s Account attributable to Discretionary Credits, if any, determined in accordance with the vesting schedule set forth in Section V.D.

III. PARTICIPATION
A.	Commencement of Participation. Any individual who is an Eligible Employee on or after the Effective Date and who has elected to defer part of his or her Compensation in accordance with Section IV.A or who has been selected to receive Discretionary Credits under Section IV.B shall become a Participant on the date such Elective Deferral election or Discretionary Credit is made, as the case may be.

B.	Continued Participation. Subject to Section III.C, an individual who has become a Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

C.	Termination of Participation. The Plan Administrator may terminate an employee’s participation in the Plan prospectively or retroactively for any reason, including but not limited to the Plan Administrator’s determination that such termination is necessary in order to maintain the Plan as a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), 401(a)(1), and 4021(b)(6) of ERISA. Amounts credited to a Participant’s Account (regardless of the extent otherwise Vested) shall be paid out to such Participant in a single lump sum cash payment as soon as reasonably practical following termination of participation hereunder.
IV. DEFERRALS AND CREDITS
A.	Elective Deferrals.
1.	In general. An individual who is an Eligible Employee may elect to defer a designated portion of Compensation to be earned during a Plan Year, by filing a written election with the Plan Administrator prior to the first day of the Plan Year in which such Compensation is to be earned. An individual who first becomes an Eligible Employee on or after the first day of any Plan Year may elect to defer a portion of Compensation to be earned during the remainder of the Plan Year and after the written election is filed with the Plan Administrator. The deferred amounts shall be credited to the Participant’s Account as of the date such Compensation would otherwise have been paid to the Participant.

2.	Nature of Election. Each election under this Section IV for a Plan Year (or the balance of a Plan Year) shall be made on a form approved or prescribed by the Plan Administrator and shall apply only to Compensation earned for the calendar year after the date the election form is completed and filed with the Plan Administrator. The election form shall apply to bonuses and shall specify the whole percentage or flat dollar amount that is to be deferred. A Participant may revoke his or her deferral election as of the first day of any Plan Year which follows such revocation by giving written notice to the Plan Administrator before that day (or any such earlier date as the Plan Administrator may prescribe). Any deferral election made under this Section IV.A shall continue to be effective until revoked or changed pursuant to this paragraph.
B.	Excess Benefit Credits. The Employer shall credit the Account of each Participant with the excess of any amount that would have been allocated to the Participant’s account under the Synovus Money Purchase Pension Plan (the “Money Purchase Plan”), the Synovus Profit Sharing Plan (the “Profit Sharing Plan”) or the Synovus 401(k) Savings Plan (the “401(k) Plan”) but for the limitation of Code sections 401(a)(17) and 415 over the amount actually credited to such account; such credits to be made as of the date or dates that the amounts would have been allocated to the Participant’s account under the Money Purchase Plan, the Profit Sharing Plan or the 401(k) Plan.
V. ACCOUNTS
A.	Accounts. The Plan Administrator shall establish an Account for each Participant reflecting Elective Deferrals or Discretionary Credits made for the Participant’s benefit together with any adjustments hereunder. Subject to Sections V.E and IX.A, the Employer shall deposit the amount of deferrals and credits for a period as soon as practicable after the date as of which such amounts are credited to the Accounts. As of each Valuation Date, the Plan Administrator shall provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals and credits, and distributions of such Account since the prior Valuation Date.

B.	Investments. Each Participant’s Account shall be invested in shares of any open-end registered investment company for which Fidelity Investments or one of its subsidiaries or affiliates (collectively “Fidelity”) serves as investment advisor or for which Fidelity is the principal underwriter, or any other investment option selected by the Plan Administrator. If any Participant or beneficiary makes an investment selection, the Employer (or in the event of the establishment of a trust hereunder, the trustee of such trust as directed by the Employer) may follow such investment selection but shall not be legally bound to do so.

C.	Payments. Each Participant’s Account shall be reduced by the amount of any payment made to or on behalf of the Participant under Article VI as of the date such payment is made.

D.	Vesting. A Participant will at all times be 100% Vested in the portion of his or her Account attributable to Elective Deferrals. A Participant will be vested in the portion of his or her Account attributable to Excess Benefit Credits from the Profit Sharing Plan or the Money Purchase Pension Plan according to the following schedule, based on his or her years of service with the Employer. A Participant’s years of service for this purpose will be determined by the Administrator pursuant to uniform rules based on the time elapsed since the Participant’s commencement of employment with the Employer or its affiliates.

Years of Service	% Vested
less than 1	0
2	25
3	50
4	75
5 or more	100
E.	Forfeiture of non-Vested Amounts. To the extent that any amounts credited to a Participant’s Account are not Vested at the time the Account becomes distributable under the Plan, such non-Vested amounts shall be forfeited and may be used by the Employer as future Discretionary Credits for other Participants.

F.	Special Elections. From time to time, Employer may offer Participants the opportunity to exchange all or part of their Accounts to other non-qualified benefits. Any such election shall be evidenced by a separate written agreement between Employer and the Participant that sets forth the details of the election. The Account of each Participant who makes such an election will be adjusted pursuant to the terms of the separate written agreement.

G.	Plan Mergers. From time to time, other non-qualified deferred compensation plans may be merged into the Plan. All Accounts resulting from such merged plans will be 100% vested as of the date of merger. A list of merged plans, together with any special terms and conditions adopted in connection with the merger, is attached to the Plan as Exhibit “A.”
VI.	PAYMENTS
A.	Severe Financial Emergency. A Participant who believes he or she is suffering a severe financial emergency may apply to the Plan Administrator for a distribution under the Plan in order to alleviate such emergency. The Plan Administrator, in its sole discretion (but after taking into account, among other factors, the nature and foreseeability of the alleged emergency, the Participant’s other resources, and the effect of making a distribution on the intended tax status of the deferrals made under the Plan), may direct the Employer to pay to the Participant an amount which it determines is necessary or appropriate, not to exceed the Vested portion of the Participant’s Account balance, and the Employer shall pay such amount to the Participant in a single lump sum cash payment.

B.	Timing of Distribution. If a Participant elects to have Elective Deferrals made on his or her behalf for any Plan Year (or, if Discretionary Credits will be made on his or her behalf for a Plan Year regardless of whether Elective Deferrals are being made for the Plan Year), the Participant may elect the timing of the payment of all vested amounts credited to his or her Account from one of the following two options:
1.	the January 1 following a specified date, which must be at least two years after the Plan Year for which the Elective Deferrals or Discretionary Credits are made, or

2.	as soon as reasonably practical following termination of employment for any reason including retirement or death.
The foregoing election shall be made on a form approved or prescribed by the Plan Administrator. Each such election may be made or changed in the calendar year prior to the time when the corresponding amounts in the Participant’s Account are payable or otherwise made available to the Participant.
If no new election is made hereunder with respect to any deferrals or credits, the existing election as to time of payment of such amounts shall remain effective for all amounts deferred and credited thereafter until a new election is made hereunder with respect to future deferrals. If no election is in effect with respect to a portion of a Participant’s Account, payment will be made as soon as reasonably practical following termination of employment for any reason including retirement or death.
C.	Beneficiary Designation. A Participant shall designate a beneficiary who shall be entitled to receive any Vested amounts remaining in the Participant’s Account after his or death. Such designation shall be made in writing on a form approved or prescribed by the Plan Administrator, and may be changed by the Participant at any time. If there is no such designation or no designated beneficiary survives the Participant, payment shall be made to the Participant’s estate.

D.	Form of Payment.
1.	If a Participant elects to have Elective Deferrals made on his or her behalf for any Plan Year (or, if Discretionary Credits will be made on his or her behalf for a Plan Year regardless of whether Elective Deferrals are being made for the Plan Year), the Participant may also elect the form of payment of all Vested amounts credited to his or her Account under one of the following options:
a)	a single lump sum payment; or

b)	annual installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid.

The foregoing election shall be made on a form approved or prescribed by the Plan Administrator. Each such election may be made or changed in the calendar year prior to the time when the corresponding amounts in the Participant’s Account are payable or otherwise made available to the Participant.
If no new election is made hereunder with respect to any deferrals or credits, the existing election as to form of payment of such amounts shall remain effective for all amounts deferred and credited thereafter until a new election is made hereunder with respect to future deferrals. If no election is in effect with respect to a portion of a Participant’s Account, payment will be made in the form of annual installments for a period of 10 years.
Payments under this Section shall be made in cash. Any such election shall be made in such form and with such prior notice as the Administrator may require. Regardless of the Participant’s election, if the Participant’s vested Account balance is less than or equal to $100,000, the distribution will be made in a single lump sum payment.
VII. ADMINISTRATION
A.	Plan Administrator; Interpretation. The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete discretionary control and authority to administer all aspects of the Plan, including without limitation the power to appoint agents and counsel, and to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan, in a manner consistent with Section VII.B. The Plan Administrator shall have the exclusive discretionary power to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual serving as Plan Administrator, or on a committee acting as Plan Administrator, who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, or any other person or entity. The Plan Administrator shall be deemed to be the plan administrator with responsibility for complying with any reporting and disclosure requirements of ERISA.

B.	Claims Procedure.

1.	In General. If any person believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim.

2.	Appeals. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Plan Administrator for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent plan provisions. The decision on review will be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim will be considered denied.
C.	Indemnification of Plan Administrator. The Employer agrees to indemnify and to defend to the fullest extent permitted by law any director, officer or employee of the Employer or any affiliated company who serves as the Plan Administrator or as a member of a committee appointed to serve as Plan Administrator, or who assists the Plan Administrator in carrying out its duties as part of his or her employment (including any such individual who formerly served in any such capacity) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

VIII. AMENDMENT AND TERMINATION
A.	Amendments. The Employer shall have the right to amend the Plan from time to time, subject to Section VIII.C, by an instrument in writing which has been executed on the Employer’s behalf by an officer thereof or by vote of its Board of Directors.

B.	Termination of Plan. This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Employer reserves the right to terminate the Plan at any time, subject to Section VIII.C, by an instrument in writing which has been executed on said Employer’s behalf by an officer thereof or by vote of its Board of Directors.

C.	Existing Rights. No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts credited to his or her Account that are attributable to Elective Deferrals or Discretionary Credits credited prior to the date of such amendment or termination. Any termination of the Plan will cause each Participant to be 100% Vested in his or her Account, notwithstanding Section V.D.

D.	Assignment. The rights and obligations of the Employer shall enure to the benefit of and shall be binding upon its successors and assigns.
IX. MISCELLANEOUS
A.	No Funding. The Plan constitutes a mere promise by the Employer to make benefit payments to such Participants and beneficiaries in the future and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Any Accounts established pursuant to the Plan shall remain the property of the Employer until distributed, and nothing in the Plan will otherwise be construed to create a trust or to obligate the Employer or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. The Employer may, in its sole discretion, create a grantor trust to pay its obligations hereunder, but shall have no obligation to do so. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

B.	Nonassignability. None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber, sell, transfer or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under the Plan.

C.	Limitation of Participants’ Rights. Participation in the Plan shall not give any Eligible Employee the right to be retained in the employ of the Employer or any right or interest in the Plan other than as herein provided. The Employer reserves the right to dismiss any Eligible Employee without any liability for any claim against the Employer, except to the extent provided herein.

D.	Receipt and Release. Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer and the Plan Administrator under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator or the Employer to follow the application of such funds.

E.	Government Regulations. It is intended that this Plan will comply with all applicable laws and government regulations, and the Employer shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Employer’s counsel, such performance would result in the violation of any law or regulation.

F.	Governing Law. The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of Georgia. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

G.	Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

     IN WITNESS WHEREOF, the Employer has caused the Plan to be executed by its duly authorized officer this 11th day of February, 2008.

Synovus Financial Corp.
By:	/s/ Steven C. Evans
Title: Senior Vice President

Exhibit “A”
Merged Plans

Plan’s Name	Date of Merger	Terms and Conditions
[RESERVED]

Exhibit “B”
Spinoff of Total System Services, Inc.
     1. Spinoff to TSYS Deferred Compensation Plan. In connection with the spinoff of Total System Services, Inc. from the Synovus Financial Corp., the assets and liabilities with respect to participants and beneficiaries of Total System Services, Inc. and its subsidiaries and affiliates shall be transferred in a tax-free spinoff from this Plan to the TSYS Deferred Compensation Plan (“TSYS Plan”) effective December 31, 2007. The assets and liabilities with respect to such participants and beneficiaries shall be transferred as soon as administratively practicable following the date of the spinoff. In addition, TSYS and its subsidiaries and affiliates shall cease to sponsor this Plan as of December 31, 2007.
     2. Transferees. Any Employee who transfers from Total System Services, Inc. or any subsidiary or affiliate of Total System Services, Inc. (“TSYS”) to the Employer or any subsidiary or affiliate of the Employer from January 1, 2008 to December 31, 2008 (a “Synovus Transferee”) shall receive credit for service under this Plan to the same extent such service was recognized under the provisions of the TSYS Plan. This Plan shall recognize all elections (including deferral, investment and distribution elections) and beneficiary designations with respect to Synovus Transferees under the TSYS Plan. In addition, a Participant who transfers from the Employer or any subsidiary or affiliate of the Employer to TSYS or any subsidiary or affiliate of TSYS from January 1, 2008 to December 31, 2008 (a “TSYS Transferee”) shall be treated as a transfer instead of a separation of employment under this Plan, and account balances for TSYS Transferees shall be transferred to the TSYS Plan as soon as administratively practicable following their date of transfer.

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